Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement numbers 333-52460 and 333-37790 of Patina Oil & Gas Corporation and its subsidiaries on Form S-8 and Registration Statement number 333-110708 on Form S-3 of our report dated March 5, 2004, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”) appearing in the Annual Report on Form 10-K of Patina Oil & Gas Corporation and its subsidiaries for the year ended December 31, 2003.

Deloitte & Touche LLP

Denver, Colorado

March 8, 2004